Exhibit 99.1

JoS. A. Bank Clothiers Reports 7% Increase in Profits for Third Quarter of Fiscal Year 2010

HAMPSTEAD, Md.--(BUSINESS WIRE)--December 1, 2010--JoS. A. Bank Clothiers, Inc. (Nasdaq Global Select Market: JOSB) announces that net income for the third quarter of fiscal year 2010 increased 7.1% to $12.6 million, as compared to $11.7 million for the third quarter of fiscal year 2009. Earnings per share for the third quarter of fiscal year 2010 increased 7.1% to $0.45 per share, as compared to $0.42 per share for the third quarter of fiscal year 2009. The third quarter of fiscal year 2010 ended October 30, 2010; the third quarter of fiscal year 2009 ended October 31, 2009.

Total sales for the third quarter of fiscal year 2010 increased 7.4% to $173.3 million from $161.3 million in the third quarter of fiscal year 2009, while comparable store sales increased 3.0% and Direct Marketing sales increased 14.9%.

Comparing the first nine months of fiscal year 2010 with the first nine months of fiscal year 2009, net income increased 25.6% to $44.9 million, as compared to $35.7 million and earnings per share increased 24.8% to $1.61 per share, as compared to $1.29 per share. Total sales for the first nine months of fiscal year 2010 increased 9.9% to $539.8 million from $491.0 million for the first nine months of fiscal year 2009, while comparable store sales increased 7.6% and Direct Marketing sales increased 8.4%.

“Sales for the quarter were positive but started out below plan in August and then picked up in September and October with each month getting progressively better, and then were even stronger in November and early December,” commented R. Neal Black, President and CEO of JoS. A. Bank Clothiers, Inc. "The hot weather in August was hard on us and it was tough to stage a big rebound after that due to the election; however, with these third quarter results, we have achieved record earnings growth in 36 of the past 37 quarters when compared to the respective prior year periods, including 18 quarters in a row. Right now, to date, the fourth quarter has started out strong. November suit sales and total sales were up substantially compared to last year and were ahead of our plans. Our fourth quarter results last year were very strong. Therefore we remain cautious, but our merchandising and marketing plans are in place for the most important selling period of the quarter and the year and we have confidence in those plans,” continued Mr. Black.

All earnings per share amounts in this news release represent diluted earnings per share. All share and per share amounts of common shares included in this release have been adjusted to reflect the stock split in the form of a 50% stock dividend distributed on August 18, 2010.

A conference call to discuss the third quarter of fiscal year 2010 earnings will be held Thursday, December 2, 2010 at 11:00 a.m. Eastern Time (ET). To join in the call please dial (USA) 800-230-1074 or (International) 612-234-9959 at least five minutes before 11:00 a.m. ET. A replay of the conference call will be available after 1:00 p.m. ET on December 2, 2010 until December 9, 2010 at 11:59 p.m. ET by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 182157. In addition, a webcast replay of the conference call will be posted on the investor relations section of our website: www.josbank.com (select “Company Information” and “Investor Relations”).

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation’s leading designers, manufacturers and retailers of men’s classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 502 stores in 42 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the Nasdaq Global Select Market under the symbol “JOSB.”

The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, including negative changes to consumer confidence and other recessionary pressures, higher energy and security costs, the successful implementation of the Company's growth strategy, including the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of the Company's marketing programs, the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from its global supplier base, legal matters and other competitive factors. The identified risk factors and other factors and risks that may affect the Company's business or future financial results are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 30, 2010 and the Company's subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company does not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in the Company's assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In Thousands Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2009	October 30, 2010	October 31, 2009	October 30, 2010

Net sales	$161,309	$173,268	$490,969	$539,805

Cost of goods sold	60,502	62,429	188,531	197,320

Gross profit	100,807	110,839	302,438	342,485

Operating expenses:
Sales and marketing, including occupancy costs	67,450	73,961	200,079	218,228
General and administrative	14,043	16,421	43,514	50,332
Total operating expenses	81,493	90,382	243,593	268,560

Operating income	19,314	20,457	58,845	73,925

Other income (expense):
Interest income	101	148	262	422
Interest expense	(93)	(33)	(301)	(128)
Total other income (expense)	8	115	(39)	294

Income before provision for income taxes	19,322	20,572	58,806	74,219
Provision for income taxes	7,594	8,009	23,111	29,369

Net income	$11,728	$12,563	$35,695	$44,850

Per share information:
Earnings per share:
Basic	$0.43	$0.46	$1.30	$1.63
Diluted	$0.42	$0.45	$1.29	$1.61
Weighted average shares outstanding:
Basic	27,438	27,534	27,437	27,529
Diluted	27,798	27,849	27,778	27,831

Note: The foregoing unaudited Condensed Consolidated Statements of Income are excerpts from our unaudited Condensed Consolidated Financial Statements for the three and nine months ended October 31, 2009 and October 30, 2010 and do not include the Notes, which are an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2010, which was filed with the Securities and Exchange Commission on December 1, 2010.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In Thousands)

	January 30, 2010	October 30, 2010
	(Audited)	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,853	$98,507
Short-term investments	169,736	79,746
Accounts receivable, net	5,860	11,950
Inventories:
Finished goods	209,443	258,328
Raw materials	8,878	10,373
Total inventories	218,321	268,701
Prepaid expenses and other current assets	16,035	27,949

Total current assets	431,805	486,853

NONCURRENT ASSETS:
Property, plant and equipment, net	124,139	133,742
Other noncurrent assets	420	533
Total assets	$556,364	$621,128

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$18,225	$44,991
Accrued expenses	85,256	76,726
Deferred tax liability – current	5,064	4,595
Total current liabilities	108,545	126,312

NONCURRENT LIABILITIES:
Deferred rent	51,853	50,205
Deferred tax liability – noncurrent	1,608	2,532
Other noncurrent liabilities	1,048	878
Total liabilities	163,054	179,927

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	183	275
Additional paid-in capital	83,249	86,289
Retained earnings	309,823	354,582
Accumulated other comprehensive income	55	55
Total stockholders’ equity	393,310	441,201
Total liabilities and stockholders’ equity	$556,364	$621,128

Note: The foregoing audited and unaudited Condensed Consolidated Balance Sheets are excerpts from our Condensed Consolidated Financial Statements (as of January 30, 2010 and October 30, 2010) and do not include the Notes, which are an integral part thereof. The foregoing financial information should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2010 and the Annual Report on Form 10-K for the fiscal year ended January 30, 2010, which were filed with the Securities and Exchange Commission on December 1, 2010 and March 31, 2010, respectively.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	October 31, 2009	October 30, 2010

Cash flows from operating activities:
Net income	$35,695	$44,850
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	16,533	18,107
Loss on disposals of property, plant and equipment	120	150
Non-cash equity compensation	-	701
Increase (decrease) in deferred taxes	(200)	455
Net (increase) in operating working capital and other components	(57,730)	(59,194)

Net cash provided by (used in) operating activities	(5,582)	5,069

Cash flows from investing activities:
Capital expenditures	(10,595)	(20,696)
Net maturities (purchases) of short-term investments	(64,879)	89,990

Net cash provided by (used in) investing activities	(75,474)	69,294

Cash flows from financing activities:
Income tax benefit from exercise of stock options	57	1,300
Net proceeds from exercise of stock options	38	1,012
Fractional share payments	-	(21)

Net cash provided by financing activities	95	2,291

Net increase (decrease) in cash and cash equivalents	(80,961)	76,654

Cash and cash equivalents – beginning of period	122,875	21,853

Cash and cash equivalents – end of period	$41,914	$98,507

Note: The foregoing unaudited Condensed Consolidated Statements of Cash Flows are excerpts from our unaudited Condensed Consolidated Financial Statements for the nine months ended October 31, 2009 and October 30, 2010 and do not include the Notes, which are an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2010, which was filed with the Securities and Exchange Commission on December 1, 2010.

CONTACT:
JoS. A. Bank Clothiers, Inc., Hampstead, Md.
David E. Ullman
EVP/CFO
410-239-5715
or Investor Relations Information Request Website (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq), or Investor Relations Voicemail, 410-239-5900
E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com